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IntegraMed America, Inc.

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The following letter was distributed to the staff and management of IntegraMed America, Inc. (“IntegraMed”), as well as IntegraMed’s vein clinics and fertility centers, on June 11, 2012:

June 11, 2012

STAFF CONFERENCE CALL TODAY AT NOON EDT

Dear Physicians, Staff and Management:

Today is an exciting day for IntegraMed, and I would like to share some important news with you.

This morning we announced a merger transaction between IntegraMed America, Inc. and entities formed by Sagard Capital Partners, whereby IntegraMed will become a privately held company and our stock will cease to trade publicly. We believe this transaction is a very positive development for the Company and for all of you.

As a private company we will be better positioned to execute our strategies by eliminating the distractions, costs, short-term orientations and market risk inherent in the public-company structure. We believe this transaction will result in a stronger, more focused company, better positioned to meet the opportunities that lie ahead for our business. More importantly, it will provide IntegraMed with the financial flexibility and resources to support the growth of the business on a global basis and deliver greater value to our stakeholders.

During our dialogue over several months, Sagard has exhibited an ongoing interest and appreciation for our people and the high quality of our services and operating standards. They are long-term company builders, and we believe that their investment in IntegraMed is one aimed at building upon our strong team and operating infrastructure over the long-term. We believe that Sagard recognizes the critical importance of our employees and their engagement in the business, and supports us in making sure our teams are well supported and positioned to serve our patients and the communities in the future.

We believe that Sagard is focused on helping IntegraMed continue to invest in best-in-class infrastructure and systems for our physicians, and supporting us in pursuing growth opportunities that make sense. We will remain focused on providing an array of support services and infrastructure that help physicians and clinicians to meet and exceed their patients’ expectations.

We are hosting a conference call today at Noon Eastern time to provide further background on the transaction and to introduce you to Dan Friedberg, Founder and Managing Partner of Sagard, who has led the IntegraMed investment for Sagard. This call will not allow questions, so please consult the press release and Frequently Asked Question (FAQ) document accompanying this letter. Any remaining questions can be directed to me or to Tim Sheehan.

IntegraMed Team Conference Call Details:

Time:	Monday, June 11th at Noon EDT
Conf. Call Dial In:	(866) 395-2657, enter ID: 90520480 followed by # to register.

Conf. Call Replay:	Available through 11:00 p.m. EDT, Thursday, June, 14, 2012
Replay Dial In:	(855) 859-2056, enter ID: 90520480 followed by # to register.

We believe this announcement is an exciting step towards a bright future for IntegraMed. Thank you for your continued hard work and dedication that has allowed us to enter this next phase in our company’s evolution.

With sincere regards,

Jay Higham

Chairman & CEO

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company plans to file with the Securities and Exchange Commission (the ”SEC”) and mail to its stockholders a Proxy Statement and other relevant material. The Proxy Statement will contain important information about the Company, the acquirer, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations firm Catalyst Global LLC at 212-924-9800 or inmd@catalyst-ir.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.integramed.com.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on April 25, 2012. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

The following is a transcript of a conference call held by IntegraMed and Sagard Capital Partners, L.P. with IntegraMed’s staff, management, vein clinics and fertility centers on June 11, 2012 at noon, Eastern Time:

IntegraMed Conference Call Script

Thank you for joining today’s conference call. Before turning the call over to Jay Higham, CEO of IntegraMed America, we must review IntegraMed’s safe harbor language.

Statements made during this conference call that are not based on historical fact, including statements concerning future results, performance and expectations related to timing of the acquisition are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, shareholder approval, regulatory approval and other risks, including those identified in the company’s most recent Annual Report on Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this conference call is as of June 11, 2012 and IntegraMed undertakes no duty to update this information.

Jay Higham, CEO of IntegraMed America

Thank you all for joining us on this call on short notice. We apologize for the short notice, however those who missed some or all of this call will be able to listen to a telephone replay that will be available for the next three days.

I want to speak with all of you about the announcement that we made this morning, a copy of which was sent to you by e-mail early this morning.

We announced that we have entered into an agreement to be acquired by affiliates formed by Sagard Capital Partners for $14.05 per share in cash. Sagard is a respected investment fund and an important IntegraMed shareholder. The transaction will result in IntegraMed becoming a private company. We believe this is both an acknowledgment of our business value, and an important step in ensuring you have the resources and support to be successful going forward.

I am joined today by Dan Friedberg, Founder and Managing Partner of Sagard Capital. Dan led the merger discussions and oversaw the in-depth due diligence that was completed prior to the merger agreement. I will hand the call over to him when I have concluded my remarks.

This acquisition agreement is the product of a confidential strategic review process initiated by our Board. The goals of the process were to support the success of our business and physician partners, to create value and liquidity for our common shareholders, and to put in place a capital base to position the company for long-term growth and success. With assistance from our management and financial advisor, Jefferies & Company, the IntegraMed Board considered a range of possible options.

Leading up to the initiation of the strategic review, the Board had come to believe that our public company structure was presenting fundamental challenges to IntegraMed’s long-term growth, the creation of shareholder value and the day to day management of the business. We found that despite our performance and growth, there seemed to be an insufficient appreciation of the company’s value in the public markets, impacting shareholder returns in recent years.

There are a variety of factors that contributed to this disconnect between company value and stock price. These factors include the short-term impact on our financial results of the investments we have made and will continue to make in the business to create long-term value. In addition, our share price valuation was impacted by our Company’s relatively limited trading liquidity.

Over the course of our strategic review process, we spoke with many prospective parties in an effort to find the strongest partner and the most attractive terms for IntegraMed. Ultimately, the Sagard team stood head and shoulders above the others in their deep appreciation for our people, our services and the potential of our business. Additionally, they shared our confidence in the Company and the substantial growth opportunity ahead.

Sagard backed up its words with its investment of substantial time and resources to get to know and understand our business in more detail and to meet with our advisory board of physicians. The process the Board undertook will be described in much greater detail in the proxy that will be filed the SEC in the coming weeks.

While this agreement is subject to a number of customary closing conditions including shareholder and regulatory approvals, our largest shareholder, who controls approximately 27% of our common stock, has agreed to vote in favor of the transaction. In addition, Sagard controls approximately 3.7% of our common stock. We expect the transaction to close no later than mid-November.

Moving on now to the real importance of this call - what will this transaction mean for all of you - our physicians, nurses, laboratory staff, management and other personnel?

First, I am very confident that, as a private company, IntegraMed will be better positioned to support its existing operations and pursue growth initiatives. We will not be subject to the shorter-term orientation of the public markets. We will now be able to invest in those initiatives that create the greatest long-term growth and performance. Importantly, we will be able to bolster those initiatives that support our medical teams in meeting patients’ needs and in enhancing the value we all provide to our communities.

IntegraMed’s transformation from a public to a private company will also have other financial and administrative benefits. It will streamline our decision making, increase our focus on the business, and eliminate the substantial investments we have been required to make in financial reporting, communications and regulatory and exchange compliance. Removing those cost and time burdens will allow us, with the support of Sagard, to focus on enhancing the service levels and value we deliver to our physician partners, as well as other growth initiatives that will be of benefit to the Company, our patients and our employees.

We believe Sagard represents the ideal partner for IntegraMed, as they have considerable respect for the strength of our team and our operations. Their goal, as expressed throughout our strategic process, is to help IntegraMed continue doing what it does best, and to support us in pursuing growth opportunities that make sense.

What is paramount in my mind when I consider this organization is the tremendous quality of our physicians and staff, and your commitment to deliver the care and services that your patients have come to expect. Your dedication, backed by IntegraMed’s infrastructure, systems and support, form the core of our current and future success.

Before I introduce Dan, I would like to recap the benefits we see for all of us at IntegraMed.

This transaction will:

1.	Enable us to better support the physicians and staff that are integral to our current and future success.
2.	Enable IntegraMed to continue to innovate in the services and support we provide to our fertility and vein care operations.
3.	Eliminate the costs and management distraction of being public, and allow us to allocate added resources to our core businesses.
4.	Allow us to continue to invest in the business and focus on long-term goals for growth and success.
5.	And provide us the opportunity to explore other complementary growth opportunities that leverage our expertise and infrastructure.

With Sagard, the Board feels confident we have found a win-win scenario that benefits all IntegraMed stakeholders. I look forward to working with you all to leverage the opportunities this enhanced platform should provide.

Though we are not able to take your questions today, in anticipation of questions you may have regarding this transaction, we have prepared a frequently asked questions or “FAQ” document for your review. This FAQ was included with a copy of the press release sent to you earlier today and are available online. Please contact Diana Torres in my office if you would like her to send these materials to you. Also as I mentioned earlier, details about the Board’s process will be filed in the proxy in the next few weeks.

I will now turn the call over to Dan who will say a few words about Sagard Capital, their investment approach and the long-term opportunity they see with IntegraMed.

Dan?

Dan Friedberg, Managing Partner of Sagard Capital Partners

Thanks, Jay.

I want to start by saying how excited we are about the opportunity to partner with IntegraMed. We are very familiar with the business, and were evaluating the company in detail for 24 months prior to becoming an investor last November. We appreciate all that IntegraMed has achieved and are very respectful of the nature of the relationship with the physicians on both the fertility and vein sides of the business. We do not presently expect any changes in the business, staffing, management team or reporting structure.

To give you a bit of background on who we are, Sagard Capital was founded in 2005. We are a long-term investor in public and private small and mid-sized companies. Sagard Capital is unique in that we are structured in a way that enables us to hold an investment indefinitely, supporting the long-term strategy of each business. We partner with management teams committed to driving long-term value. We provide capital, a global network of relationships, a team built to deliver value-added support, and a focus on building sustainable leading businesses.

We believe that IntegraMed is in a great position to build on its successes to date. With a partner willing to invest additional long-term capital, combined with the Company’s unwavering commitment to providing physicians with world class systems, service and support, we are confident that IntegraMed can achieve significant growth and continue to provide a best-in-class offering to all constituents.

In addition, Sagard respects the dedication and commitment of IntegraMed’s management and all of its employees and your importance to the business. We appreciate how hard you work and all that you have achieved. Sagard is acquiring IntegraMed for the strength and quality of the team across the business. We do not currently expect there to be changes in your reporting structure or in the way that you interact with one another as a result of this transaction. Also, we currently expect that Jay and the management team will continue in their current positions.

We look forward to working with each of you as we strive to provide best-in-class support and to pursue strong growth opportunities for future success.

With that, I will turn the call back over to Jay. Jay?

Jay Higham

Thanks, Dan.

I would like to thank you all again for joining the call today. We wanted to communicate this news to you directly, and we hope you found this overview and brief introduction to Sagard and Dan Friedberg to be helpful. Please note that this call is available via replay for the next three days by dialing (855) 859-2056 and entering the Conference ID number: 90520480.

Please take some time to review the release and FAQs to help explain the transaction and how it will benefit IntegraMed. If you have any other questions that you would like us to address, please direct them to me or to Tim Sheehan and we will follow up with you promptly.

Thank you again for your continued dedication to your patients, your team and to IntegraMed. We have built a strong company together, and together we will extend our success in the coming years.

With that we will conclude this call.

Thank you.

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement and other relevant material. The Proxy Statement will contain important information about the Company, the acquirer, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations firm Catalyst Global LLC at 212-924-9800 or inmd@catalyst-ir.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.integramed.com.

The Company, Sagard Capital Partners, L.P. and their respective directors, executive officers and other members of their respective management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on April 25, 2012. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

The following frequently asked questions (“FAQs”) were distributed to IntegraMed’s staff, management, vein clinics and fertility centers on June 11, 2012:

Physician/Staff/Administration FAQs

1.	Does this affect my employment or compensation?
•	There no plans to alter employment or compensation as a result of this transaction.
•	There are no staffing changes or lay-offs anticipated as a result of this transaction.
•	The support of our team was a primary factor in the rationale for the acquisition.
•	Staffing will continue to reflect the needs and opportunities of our clinics.

2.	What does this mean for our clinic?
•	There will be no change to the day-to-day operations of clinics as a result of this transaction.
•	Sagard will not be involved in the management or handling of your patients.
•	Ultimately, as a result of this transaction, we believe IntegraMed will be better capitalized and will have increased focus on supporting the growth and success of each of its healthcare operations.

3.	Are there any clinic closings planned?
•	We do not have plans to close any clinics or practices as a result of this transaction.
•	To the contrary, IntegraMed’s long-term goal remains to expand its footprint in current and new markets as possible.

4.	Will company management change?
•	There are no plans to change the management of the Company as a result of this transaction.

5.	Who is Sagard Capital and what is their experience?
•	Sagard is a respected investment fund that takes a long-term view in its investments.
•	Sagard was founded in 2005 and has made investments in the shares of well regarded companies with strong, sustainable business models.
•	Sagard has undergone a thorough due diligence process and spent 24 months analyzing IntegraMed up to and through their initial investment.
•	Sagard is very familiar with IntegraMed as an existing shareholder that owns 3.7% of IntegraMed’s outstanding shares.

6.	What do I tell our patients? Our vendors? The media?
•	You can refer your patients to the press release, the FAQs and public documents. Links to these documents are provided below.
•	Nothing is changing with respect to patient care as a result of this transaction.
•	Payments and reimbursement claims will be processed as in the past.
•	The transaction will have no effect on your patients.
•	Vendors should take comfort that nothing is changing in the clinic operations as a result of this transaction.
•	The Company remains a leader in its fields of specialty and its financial position remains strong.
•	All invoices and communications, etc. will be handled as they were in the past.
•	IntegraMed’s media contacts concerning the transaction are listed on the news announcement and below:

David Collins & Toni Trigiani

Catalyst Global

inmd@catalyst-ir.com

212.924.9800 office

917.734.0339 mobile

7.	Will the name of the company change?
•	There is no plan to change the company name or branding as a result of this transaction.

8.	How does this affect the stock I own?
•	Please consult the investor FAQs public filings for information regarding the transaction specifics.

9.	Will there be significant changes to the daily operations of the office?
•	No, there are no operational changes planned as a result of this transaction.

Information Links:

News Release

IntegraMed SEC Filings

Investor FAQs

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company plans to file with the Securities and Exchange Commission (the ”SEC”) and mail to its stockholders a Proxy Statement and other relevant material. The Proxy Statement will contain important information about the Company, the acquirer, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations firm Catalyst Global LLC at 212-924-9800 or inmd@catalyst-ir.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.integramed.com.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on April 25, 2012. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

The following FAQs were made available to IntegraMed investors on June 11, 2012:

Investor FAQs

1.	Why has IntegraMed agreed to be acquired?
•	In response to overtures to acquire IntegraMed, our Board of Directors initiated a formal review process with the objective of enhancing shareholder value.
•	The Board felt that the quality and growth potential of IntegraMed’s business was not being reflected in our public market valuation.
•	A further criterion was to ensure that financial resources were in place to support the long-term success of the physicians, clinical staff and practices that we manage and the patients and communities they serve.
•	This transaction delivers on both those key objectives, as we have secured a significant, immediate cash premium to IntegraMed’s share price and a long-term partnership with a respected investor.

2.	What is the implied premium of this offer?
•	The consideration represents a 46% premium to IntegraMed’s average daily closing share price over the past year. It also reflects a 24% premium over the closing price of our common stock the last trading day prior to today’s announcement.
•	Our largest shareholder, who owns approximately 27% of our shares, has agreed to support the transaction.

3.	Who is Sagard Capital and what is their experience?
•	Sagard is a respected investment fund that takes a long-term view in its investments.
•	Sagard was founded in 2005 and has made investments in the shares of well-regarded companies with strong, sustainable business models.
•	Sagard is very familiar with IntegraMed as an existing shareholder that owns 3.7% of IntegraMed’s outstanding shares.

4.	How was Sagard Capital selected as the buyer?
•	Sagard has undergone a thorough due diligence process and spent months analyzing IntegraMed up to and through their initial investment. This process gave them a comprehensive understanding of IntegraMed and provided IntegraMed with a solid appreciation for their team and a good perspective on Sagard’s process and investment horizon.
•	Sagard is an existing investor in the Company, and this transaction demonstrates their confidence in the Company’s fundamental business operations and growth prospects.
•	With Sagard, IntegraMed will have additional financial resources and flexibility to continue investing in the growth of the business.
•	Furthermore, we believe that Sagard’s principals respect and value the unique team of physicians, clinic staff and management that are the foundation of IntegraMed’s success.

5.	Is there a break-up fee?
•	Yes, IntegraMed would pay a break-up fee of $5.1 million to the acquiror under certain circumstances described in the merger agreement. In addition, the acquirer would pay a break-up fee of $8.5 million under certain circumstances described in the merger agreement.

6.	When is the deal expected to close?
•	We expect the deal to close no later than mid November of this year, subject to shareholder approval, as well as other regulatory and customary closing conditions.

7.	What are the conditions to closing?
•	The agreement is subject to shareholder approval, as well as other regulatory and customary closing conditions.
•	The transaction is not subject to financing and is expected to close no later than mid November 2012.

8.	How will this affect my holdings as an investor?
•	This is a cash acquisition. Upon meeting all closing conditions, IntegraMed common shares will be exchanged for $14.05 in cash for each share held at the closing.
•	Following closing, you will no longer have any ownership interests in the company.
•	Please consult your tax advisor to advise you as to the capital gains and other tax considerations related to this acquisition.

Information Links:

News Release

IntegraMed SEC Filings

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company plans to file with the Securities and Exchange Commission (the ”SEC”) and mail to its stockholders a Proxy Statement and other relevant material. The Proxy Statement will contain important information about the Company, the acquirer, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations firm Catalyst Global LLC at 212-924-9800 or inmd@catalyst-ir.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.integramed.com.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on April 25, 2012. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

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